SECURITIES AND EXCHANGE COMMISSION
Washington, DC   20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 22, 2013

VECTREN CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No.	Registrant, State of Incorporation, Address, and Telephone Number	I.R.S Employer Identification No.

1-15467	Vectren Corporation	35-2086905
(An Indiana Corporation)
One Vectren Square,
Evansville, Indiana 47708
(812) 491-4000

1-16739	Vectren Utility Holdings, Inc.	35-2104850
(An Indiana Corporation)
One Vectren Square,
Evansville, Indiana 47708
(812) 491-4000

Former name or address, if changed since last report:
N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On August 22, 2013, Vectren Energy Delivery of Ohio, Inc. (VEDO), a wholly owned subsidiary of Vectren Utility Holdings, Inc. (VUHI), which is a wholly owned subsidiary of Vectren Corporation, filed its case-in-chief with the Public Utilities Commission of Ohio (PUCO) requesting the extension of VEDO's Distribution Replacement Rider (DRR). The DRR was originally authorized in VEDO's 2009 base rate case. The DRR's primary purpose is recovery of investments in utility plant associated with replacing bare steel and cast iron (BS/CI) pipelines and certain other infrastructure. The DRR is updated annually for qualifying capital expenditures and allows for a return to be earned on those capital expenditures based on the rate of return approved in the 2009 base rate case. This request is not seeking approval of a new rate/rider, but rather to extend and expand the current DRR whose initial five-year term expires in early 2014. The extension, if approved, will allow VEDO to continue recovery of costs incurred for its BS/CI replacement program through December 31, 2017. In the request, VEDO proposes to include the following within the scope of the DRR:

•
Continued replacement/retirement of BS/CI mains and bare steel service lines, while accelerating the pace of replacement such that all targeted pipe has been replaced by the end of 2023 (as compared to the current pace of replacement which targets completion by the end of 2028).

•	Replacement and retirement of ineffectively coated steel pipelines.

•	Replacement and retirement of obsolete pipe and appurtenances and vintage plastic pipe when done in conjunction with a BS/CI replacement project.

•
Non-reimbursable portion of any projects that require the replacement, retirement, or relocation of existing pipelines and related infrastructure as a result of a public works project, when a majority of the pipe replaced is BS/CI.

•
The cost of continued assumption of responsibility for all service lines (including assumption of ownership of customer-owned service lines upon replacement) with clarification of the amount of such costs recoverable within the DRR.

•	As a credit to recoverable costs, certain operations and maintenance savings resulting from the replacement of BS/CI pipelines.

A hearing on the extension request is expected in late 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTREN CORPORATION VECTREN UTILITY HOLDINGS, INC.
August 27, 2013

By: /s/ M. Susan Hardwick
M. Susan Hardwick
Senior Vice President, Finance & Assistant Treasurer